Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Sugj:	Baldwin & Lyons, Inc.	August 4, 2011
	Unaudited Second Quarter Financial Statements	Press Contact: G. Patrick Corydon
(317)-636-9800
corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER AND SIX MONTHS

Indianapolis, Indiana, August 4, 2011—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced a loss of $5.5 million, after tax effect, or $.38 per share, for the second quarter of 2011.  This compares to after tax net income of $5.0 million, or $.33 per share, for the prior year period.  An unprecedented series of spring storms, including catastrophic tornados in Tuscaloosa, Alabama and Joplin, Missouri resulted in an operating loss, defined as net loss before investment gains and losses, of $4.2 million, or $.29 per share, during the second quarter.  The impact of losses from catastrophic events reduced operating income by $10.1 million, or $.68 per share, for the quarter.  This loss compares to operating income of $6.8 million, or $.46 per share, for the second quarter of 2010.  Investment trading losses for the second quarter of 2011 were $1.3 million after tax effect, or $.09 per share, compared to investment losses of $1.9 million, or $.13 per share, in the same quarter of 2010.

Two successive quarters of major catastrophic losses in 2011 has resulted in an operating loss for the six months of $18.5 million, or $1.25 per share, compared to operating income of $5.3 million, or $.36 per share, for the prior year period, which also was impacted by catastrophe losses in the first quarter.  The impact of the unusually large number of major catastrophes for the 2011 period was approximately $26 million after tax credits, or $1.73 per share.

Premiums written by the Company’s insurance subsidiaries for the current quarter increased 17% when compared to the prior year period.  The Company’s Property and Casualty Insurance segment experienced 10% growth related to higher premium volume from fleet transportation and direct professional liability products.  The Company’s Reinsurance segment experienced 64% growth related to higher premium volume from new lines of casualty reinsurance and from reinstatement premiums associated with the second quarter catastrophe losses.  Premiums written for the six months of 2011 increased by nearly 14% compared to the prior year with growth coming from the same products mentioned for the quarter.

Net premium earned increased by 17%, to $62.3 million, for the second quarter of 2011.  For the six months, earned premium increased 15% to $119.9 million, in line with increases in premium written.

The company’s consolidated combined ratio for the second quarter was 118.5%, including 25 points attributable to major catastrophe losses.  For the six months, the consolidated combined ratio of 131.7% was impacted by 33 points of catastrophe losses.

After-tax investment income was flat with the immediately preceding quarter but decreased 12% from last year’s second quarter and 13% for the six month period.  Average after-tax bond yields declined by 14% from the second quarter of 2010, reflecting the continuing impact of historically low yields on maturing investments in the Company’s fixed maturity portfolio over the past year.

Book value per share decreased $.63 during the second quarter, including the payment of $.25 per share in cash dividends.  For the six months, book value per share decreased $1.63 including cash dividends paid of $.50 per share.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, August 4 at 11:00 AM ET (New York time) to discuss results for the second quarter ended June 30, 2011.

To participate via teleconference, investors may dial 1-888-471-3831  (U.S./Canada) or 1-719-325-2197 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through August 11, 2011 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 3792656.

Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until August 3, 2012.

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010

Operating revenue	$66,554	$58,140	$128,415	$114,078
Net investment gains (losses)	(1,963)	(2,858)	(3,432)	332

Total revenue	$64,591	$55,282	$124,983	$114,410

Operating income (loss)	$(4,228)	$6,844	$(18,471)	$5,315
Net investment gains (losses),
net of federal income taxes	(1,276)	(1,858)	(2,231)	216

Net income (loss)	$(5,504)	$4,986	$(20,702)	$5,531

Per share data - diluted:
Average number of shares	14,834	14,802	14,831	14,799

Operating income (loss)	$(.29)	$.46	$(1.25)	$.36
Net investment gains (losses)	(.09)	(.13)	(.15)	.01

Net income (loss)	$(.38)	$.33	$(1.40)	$.37

Dividends paid to shareholders	$.25	$.25	$.50	$.75

Annualized return on average
shareholders' equity:
Operating income (loss)	-5.4%	8.1%	-11.5%	3.1%

Net income (loss)	-7.1%	5.9%	-12.9%	3.3%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	118.5%	90.7%	131.7%	102.9%
Including fee income	117.2%	89.2%	130.3%	101.2%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.